Exhibit 10.51.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

September 4, 2026

CoreWeave, Inc.

290 W Mt. Pleasant Ave., Suite 4100

Livingston, NJ 07039

Attention: General Counsel

Email: [***]

Re: Warrant Side Letter

Ladies and Gentlemen:

Reference is made to (i) that certain warrant to purchase shares of Series A common stock issued to CoreWeave, Inc. (“CoreWeave”) by Blockfusion USA, Inc. (the “Company,” and such warrant, the “Conditional Company Warrant”), which warrant is to be cancelled upon replacement at the closing (the “BCA Closing”) of the business combination contemplated by that certain Business Combination Agreement, dated as of November 19, 2025 (as amended) (the “BCA”), by and among Blue Acquisition Corp., Blockfusion Digital Infrastructure, Inc. (“Pubco”) and the other parties thereto, by a warrant issued directly by Pubco (the “Pubco Warrant,” and such warrants together, the “Existing Warrant”); (ii) that certain Lease Agreement, dated as of September 4, 2026 (the “Anchor Lease”), between North East Data, LLC, an Affiliate of the Company, and CoreWeave in respect of the Campus (as defined in the Anchor Lease); and (iii) that certain Expansion Capacity and Right of First Offer Agreement, dated as of September 4, 2026 (the “Expansion Agreement”), between the Company and CoreWeave. “Issuer” means the Company at any time prior to the BCA Closing and Pubco at any time from and after the BCA Closing. For purposes of this letter, references to the applicable class of capital stock mean the Company’s Series A common stock when the Issuer is the Company and Pubco’s Class A common stock when the Issuer is Pubco.

1.	Definitions. For the purposes hereof:

(a)	“Additional Capacity Event” means the execution, at any time after the date hereof, of (i) an additional data center lease, master services agreement, license agreement, colocation agreement, or other agreement (each, an “Additional Lease”), or (ii) an expansion, amendment, exercise of an expansion right, right of first offer, definitive agreement in respect of any existing lease or agreement or any other agreement of similar import or effect (each, an “Expansion Event”), in either case between (A) the Issuer, any Controlled Affiliate, or any Non-Controlled Affiliate (each, a “Capacity Provider”), on the one hand, and (B) CoreWeave or any of its Affiliates, on the other hand, pursuant to which CoreWeave or any of its Affiliates contracts for or increases its total Contracted Capacity other than in respect of Covered Capacity. For the avoidance of doubt, any increase in Critical Load Power capacity other than Covered Capacity, however documented, structured, phased, or sequenced, shall constitute an Additional Capacity Event, provided that no non-binding letter of intent, term sheet, notice, proposal or negotiation shall constitute an Additional Lease or Expansion Event.

(b)	“Additional Warrant Registration Rights Agreement” means the registration rights agreement to be entered into pursuant to Section 2(e) in the form attached hereto as Exhibit A.

(c)	“Additional Warrant Shares” means all Warrant Shares issued or issuable upon exercise of any Additional Warrant (as defined below), including any shares issued or issuable upon any split, subdivision, combination, reclassification, recapitalization, dividend or similar event in respect thereof, but excluding Warrant Shares issued or issuable upon exercise of the Existing Warrant.

(d)	“Affiliate” means, with respect to a Person, any other Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

(e)	“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

(f)	“Contracted Capacity” means, at any time, the aggregate Critical Load Power capacity for which CoreWeave or any of its Affiliates has contracted across all sites owned or controlled by any Capacity Provider.

(g)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

(h)	“Controlled Affiliate” means any entity that Controls, is Controlled by, or is under common Control with the Issuer.

(i)	“Covered Capacity” means the Critical Load Power capacity contracted for under the Anchor Lease and the Expansion Agreement (including upon the exercise of any expansion right or right of first offer thereunder, and whether located at the Campus or at any Eligible Site (as defined in the Expansion Agreement)), up to an aggregate of 300 MW. For the avoidance of doubt, no Additional Capacity Event shall occur, and no Additional Warrant shall be issuable, in respect of any Covered Capacity.

(j)	“Critical Load Power” means information technology load, measured in megawatts (MW) of critical computing power delivered to leased equipment, as such term is used in the Anchor Lease.

(k)	“Exercise Date” means the date on which a notice of exercise is delivered or deemed delivered under the applicable Warrant (as defined below).

(l)	“Exercise Price” means the exercise price per Warrant Share applicable under the relevant Warrant on the applicable Exercise Date.

(m)	“Fair Market Value” means, for a Warrant Share for purposes of Section 10, the closing sale price per share of Pubco’s Class A common stock on the Principal Trading Market on the Trading Day immediately preceding the Exercise Date, as reported by the Principal Trading Market; provided that, if there is no reported closing sale price for the Trading Day immediately preceding the Exercise Date because of a temporary trading suspension or other temporary market disruption, the closing sale price per share shall be the most recent reported closing sale price before the commencement of such suspension or disruption.

(n)	“Fully Diluted Shares” means the number of outstanding shares of the applicable class, plus shares reserved under outstanding warrants or other securities that are exercisable or convertible into shares of such class, plus shares underlying outstanding equity awards (excluding the aggregate number of shares issuable under the Warrants), on the date that is five (5) Business Days prior to the execution of the agreement that results in an Additional Capacity Event, which number shall be adjusted for any split, subdivision, combination or reclassification.

(o)	“Non-Controlled Affiliate” means any entity that is not a Controlled Affiliate but in which the Issuer has an ownership stake.

(p)	“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture or other entity.

(q)	“Principal Trading Market” means the trading market on which the applicable class is primarily listed and quoted for trading.

(r)	“Stockholder Approval” means the approval contemplated by Section 10 permitting the issuance and exercise of Warrants and the issuance of Warrant Shares in excess of the Warrant Shares Cap (as defined below) in accordance with rules of the Nasdaq Stock Market LLC (or any successor exchange on which Issuer’s securities are then listed).

(s)	“Trading Day” means a day on which trading in the applicable class of capital stock generally occurs on the Principal Trading Market and during which no material suspension or limitation on trading exists; if the applicable class is not listed or traded on a national securities exchange, “Trading Day” means a Business Day.

(t)	“VWAP” means, for any Trading Day, the per share volume-weighted average price of the applicable class of capital stock of the Issuer on the Principal Trading Market as reported by Bloomberg, L.P. (or its successor), or if not reported by Bloomberg, L.P., by another authoritative source reasonably selected by the Issuer, for such Trading Day.

(u)	“VWAP Measurement Date” means, with respect to any Additional Capacity Event, the earlier of (i) the first Trading Day on which the Issuer, any Capacity Provider or CoreWeave (or any of their respective Affiliates) publicly announces the commercial terms of, or its intention to enter into, the applicable Additional Lease or the agreement documenting the applicable Expansion Event, in each case where such announcement is made in compliance with Section 9, and (ii) the date on which all parties thereto execute the agreement that results in an Additional Capacity Event.

(v)	“Warrant Conversion Ratio” means the quotient obtained by dividing (a) the number of shares of Pubco Class A common stock for which the Pubco Warrant is initially exercisable by (b) the number of Warrant Shares for which the Conditional Company Warrant is initially exercisable.

2.	Additional Warrant Issuance.

(a)	Obligation to Issue. Upon the occurrence of each Additional Capacity Event, the Issuer agrees to issue to CoreWeave or its designated Affiliate (each, an “Additional Warrant Issuance”), on the applicable Additional Warrant Issue Date (as defined below), an additional warrant (each, an “Additional Warrant,” and together with the Existing Warrant, the “Warrants” and all of the shares of the applicable class of capital stock of the Issuer issuable upon exercise of the Warrants, the “Warrant Shares”), to purchase a number of shares of the applicable class of capital stock of the Issuer as set forth on Appendix A hereto.

(b)	Exercise Price. Each Additional Warrant shall have an exercise price per share equal to:

(i)	[***]

(ii)	[***]

(c)	Issue Date. Each Additional Warrant shall be issued upon the execution of the agreement that results in an Additional Capacity Event (the date of such event, the “Additional Warrant Issue Date”).

(d)	Form of Warrant. Each Additional Warrant issued prior to the BCA Closing shall be substantially in the form of the Existing Warrant (as agreed by the parties as of the date hereof), including with respect to tenor, exercise mechanics, transfer restrictions, adjustment provisions and anti-dilution protections. Each Additional Warrant issued at and following the BCA Closing shall be substantially in the form of the Additional Warrant attached hereto as Exhibit B.

(e)	Registration Rights. Concurrently with the first Additional Warrant Issuance following the BCA Closing, the Issuer and CoreWeave shall execute an Additional Warrant Registration Rights Agreement. The Additional Warrant Registration Rights Agreement shall automatically cover all Additional Warrant Shares issuable upon exercise of the first Additional Warrant Issuance following the BCA Closing and each subsequent Additional Warrant, including any Additional Warrant Shares issued or issuable upon any split, subdivision, combination, reclassification, recapitalization or similar event, without any joinder, amendment or separate registration rights agreement for any subsequent Additional Warrant Issuance.

(f)	Existing Warrant. The Existing Warrant was issued in consideration of CoreWeave’s $30,000,000 contribution made in connection with the Anchor Lease. For the avoidance of doubt, the Existing Warrant covers only the Covered Capacity.

3.	Pubco Warrant Issuance Covenant; Pre-Closing Price Protection.

(a)	Pubco Issuance Covenant. The Company and Pubco each covenant and agree that, at the BCA Closing, simultaneously with and as a condition to the cancellation of the Conditional Company Warrant, Pubco shall issue and deliver to CoreWeave the Pubco Warrant in the form attached hereto as Exhibit C, exercisable for 2,870,813 shares of Pubco’s Class A common stock (as such number may be reduced pursuant to Section 15(b) of the Conditional Company Warrant in respect of any partial exercise thereof prior to the BCA Closing) at the applicable exercise price (as adjusted pursuant to Section 3(b)). Specific performance shall be available as a remedy for any breach of this Section 3(a).

(b)	Pre-Closing Lowest-Price Assurance. If, at any time after the date of issuance of the Conditional Company Warrant and prior to the BCA Closing, the Company or Pubco or any of their respective subsidiaries issue, or agree or obligate themselves to issue, any equity securities of the Company or Pubco (or any Options or Convertible Securities), in each case other than in an Exempt Issuance, at an effective price per share (determined, in the case of equity securities of the Company, on an as-exchanged basis giving effect to the Warrant Conversion Ratio) that is lower than the Exercise Price otherwise applicable to the Pubco Warrant (whether by reason of discount, exchange ratio, reset, anti-dilution adjustment, or otherwise), then the Pubco Warrant issued at the BCA Closing shall be issued with an exercise price equal to such lower effective price per share. As used in this Section 3(b), “Exempt Issuance” means any issuance of (i) shares of the applicable class of capital stock, Options or other equity securities, to employees, officers, directors, consultants or other service providers of the Company, Pubco or any of their respective subsidiaries pursuant to any equity incentive plan or other compensatory plan, agreement or arrangement approved by the board of directors of the Company or Pubco, (ii) equity securities issued upon the exercise, conversion or exchange of Options or Convertible Securities outstanding as of the date of issuance of the Conditional Company Warrant, in accordance with their terms as of such date of issuance, (iii) warrants or other equity securities issued to lenders, lessors or other financial institutions as a component of a bona fide debt financing, equipment financing or leasing transaction approved by the board of directors of the Company or Pubco, the primary purpose of which is not to raise equity capital, or (iv) equity securities issued as consideration in a bona fide acquisition, merger, joint venture or similar strategic transaction approved by the board of directors of the Company or Pubco, the primary purpose of which is not to raise equity capital. For the purpose of this Section 3(b), “Options” means any rights, warrants or options to subscribe for or purchase shares of the applicable class of capital stock or Convertible Securities and “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of the applicable class of capital stock.

(c)	Closing Certificate. At the BCA Closing, the Issuer shall deliver to CoreWeave an officer’s certificate certifying (i) the lowest effective price per share at which any equity securities of the Company or Pubco (other than in an Exempt Issuance) have been issued or agreed to be issued in connection with the BCA and the transactions contemplated thereby as of the BCA Closing, and (ii) that the exercise price of the Pubco Warrant, after giving effect to any adjustment under Section 3(b), is equal to or less than such lowest effective price per share.

(d)	Authorized Shares; Transfer Agent; Listing. Throughout the period during which any Warrant is exercisable, the Issuer shall reserve and keep reserved out of its authorized and unissued shares of the applicable class a sufficient number of shares to provide for the issuance of all Warrant Shares then issuable upon exercise of all Warrants, including Warrant Shares subject to the Warrant Shares Cap and any Warrant Shares that may become issuable upon adjustment, free of preemptive rights and free of all taxes, liens, charges and encumbrances created by the Issuer. The Issuer shall take all reasonable actions necessary to ensure that Warrant Shares may be issued lawfully, validly and timely upon exercise of the Warrants, without violation of applicable law or the requirements of the Principal Trading Market, and without being subject to any preemptive or similar rights or any lien created by the Issuer. Subject to Section 10 before the Stockholder Approval is obtained, the Issuer shall timely obtain and thereafter maintain the listing of all Warrant Shares on the Principal Trading Market.

4.	Beneficial Ownership Limitation. Subject to any beneficial ownership limitation set forth in the Existing Warrant and notwithstanding anything to the contrary contained in this letter, the Issuer shall not effect the exercise of any portion of any Warrant, and CoreWeave shall not have the right to exercise any portion of any Warrant, to the extent that after giving effect to such exercise, CoreWeave (together with any other Person whose beneficial ownership of the applicable class would be aggregated with CoreWeave’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the U.S. Securities and Exchange Commission thereunder, including any “group” of which CoreWeave is or may be deemed a member) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the number of shares of the applicable class outstanding immediately after giving effect to such exercise, determined in accordance with Rule 13d-3 under the Exchange Act. CoreWeave may increase or decrease the Maximum Percentage upon not less than sixty-one (61) days’ prior written notice to the Issuer. The determination of beneficial ownership for purposes of this Section 4 shall be made by CoreWeave, and the Issuer shall be entitled to rely, without independent inquiry or verification, on CoreWeave’s written certification thereof delivered in connection with any exercise; upon written request of CoreWeave, the Issuer shall promptly confirm the number of shares of the applicable class then outstanding.

5.	Registration Rights Agreement. In the event that the BCA is abandoned or terminated (as defined in the Conditional Company Warrant), then on the Springing Date (as defined in the Conditional Company Warrant), CoreWeave shall become a party by joinder to that certain Investors’ Rights Agreement (as the same may be amended, modified and/or restated from time to time, the “Privco Rights Agreement”) as an “Investor” thereunder with respect to the Conditional Company Warrant and the Additional Warrants. In the event that the BCA is consummated, then on the date of the BCA Closing, CoreWeave shall become a party by joinder to the form of Amended and Restated Registration Rights Agreement, to be entered into upon the BCA Closing by Pubco and the other parties thereto, filed as Exhibit 10.15 to the Form S-4/A filed by Pubco with the U.S. Securities and Exchange Commission on June 30, 2026 (as the same may be amended, modified and/or restated from time to time, the “Pubco Rights Agreement,” and together with the Privco Rights Agreement and any Additional Warrant Registration Rights Agreement as may be entered into from time to time, the “RRAs”) as a “Holder” thereunder with respect to the Pubco Warrant and all Additional Warrants issued prior to or at the BCA Closing. The Issuer shall not waive, amend, terminate or modify any right of CoreWeave under the Privco Rights Agreement or the Pubco Rights Agreement, as applicable. All Additional Warrants issued after the BCA Closing will be governed by the Additional Warrant Registration Rights Agreement.

6.	Representations and Warranties. Each of the Company and Pubco represents and warrants to CoreWeave as of the date hereof, and shall represent and warrant as of the BCA Closing and as of each Additional Warrant Issue Date, that: (a) it has the corporate power and authority to execute, deliver and perform its obligations under this letter and to issue the Warrants; (b) this letter and each Warrant, when executed and delivered, will constitute a valid and binding obligation enforceable against it; (c) the Warrant Shares, when issued upon exercise of any Warrant, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens other than restrictions imposed by applicable securities laws; and (d) neither the execution and delivery of this letter nor the issuance of any Warrant or Warrant Shares will conflict with or result in a breach of any of its organizational documents or any material agreement to which it is a party.

7.	Term. This letter shall remain in full force and effect until terminated in accordance with this Section 7. Upon a Change of Control of either the Issuer or CoreWeave, this letter shall, without further action, notice or deed, terminate and be of no further force and effect; provided that (a) any Warrant issued prior to such termination shall remain outstanding and exercisable in accordance with its terms, and (b) any Additional Capacity Event that has occurred prior to such termination but for which the corresponding Additional Warrant has not yet been issued shall continue to require issuance of such Additional Warrant. For purposes of this Section 7, “Change of Control” means (A) that such Person shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, (i) consolidate or merge with or into another person or entity where the equity holders of such Person immediately before such transaction cease to constitute at least 50% of the aggregate ordinary voting power of such Person (or the surviving entity) immediately after such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Person; (B) if any person or “group” (as defined in Rule 13d-3 under the Exchange Act) shall be or become the “beneficial owner,” directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, of at least 50% of the aggregate ordinary voting power of such Person; or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition, in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

8.	Assignment. CoreWeave may, without the consent of the Issuer, assign or transfer this letter and any or all rights hereunder, in whole or in part, to (a) any Affiliate of CoreWeave or (b) any permitted transferee of any Warrant, as determined under the terms of the applicable Warrant, including the Existing Warrant and any Additional Warrant, in each case subject to applicable securities laws and the transferee agreeing in writing to be bound by this letter to the extent appropriate. Any such assignment or transfer shall automatically include the associated registration rights under the RRAs, in each case with respect to the transferred Warrant or Warrant Shares, and shall not require the concurrent assignment or transfer of the Anchor Lease, any Additional Lease, or any agreement documenting an Expansion Event. Upon a partial transfer of any Warrant, the Issuer shall promptly issue to CoreWeave and the transferee replacement Warrants reflecting the number of Warrant Shares remaining with each holder, without changing the aggregate rights or obligations under the applicable Warrant, and shall update its books and records accordingly. Any transferee shall be entitled to enforce the transferred rights hereunder and shall execute a written agreement to be bound by the terms of this letter to the extent appropriate.

9.	Confidentiality and Public Disclosure.

(a)	Publicity. Subject to each party’s disclosure obligations imposed by applicable law, each of the Issuer and any of its Affiliates or subsidiaries, and CoreWeave and any of its Affiliates or subsidiaries (as applicable, the “Disclosing Party”), will cooperate with the other party (the “Non-Disclosing Party”) in the development and distribution of all news releases and other public information disclosures, and all substantive filings or disclosures under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable securities laws and rules of any stock exchange upon which its securities are listed, in each case, solely with respect to this letter and any of the transactions contemplated by this letter (including the Warrants, the RRAs, the Additional Warrant Registration Rights Agreement or the commercial relationship or collaboration between the parties), and the Disclosing Party shall not make any such news release or public disclosure, or filings or disclosures under securities laws or stock exchange rules, without first consulting with the Non-Disclosing Party, and, in each case, also receiving the Non-Disclosing Party’s consent (which shall not be unreasonably withheld, conditioned or delayed, it being understood that consent will be deemed to be unreasonably withheld, conditioned or delayed if the Disclosing Party could not comply with its obligations under any applicable law (including the Exchange Act, the Securities Act and any other applicable securities laws) and rules of any stock exchange upon which its securities are listed to make any required SEC filing by the deadline for such filing) and the Disclosing Party shall coordinate with the Non-Disclosing Party with respect to any such news release or public disclosure, and any such filings or disclosures under securities laws or stock exchange rules. Notwithstanding the foregoing, nothing in this Section 9(a) will require CoreWeave or the Issuer or any of their respective Affiliates to violate any applicable law (including the Exchange Act, the Securities Act or any other applicable securities laws) and rules of any stock exchange upon which its securities are listed.

(b)	Use of Names and Marks. In addition, and without limiting the generality of the foregoing, neither party will issue any press releases naming the other party, or utilize the other party’s or its Affiliates’ names, logos and marks, in any advertising, marketing, promotional materials, publicity, client list, press release, case studies, references, Internet posting, or otherwise unless approved by the other party in advance in writing, in such party’s sole and absolute discretion.

(c)	Exclusions. Notwithstanding anything in this Section 9 to the contrary, this Section 9 shall not apply to any information that has been publicly disclosed (a) previously by the Non-Disclosing Party or a third party other than the Disclosing Party or any of its Affiliates or subsidiaries, whether directly or indirectly, provided that such previous disclosure was made in accordance with this Section 9, or (b) by the Disclosing Party or any of its Affiliates or subsidiaries in accordance with this letter.

10.	Warrant Shares Cap.

(a)	Warrant Shares Cap. Notwithstanding anything to the contrary contained in this letter or the Warrants, the Issuer shall not effect the exercise of any portion of any Warrant, and CoreWeave shall not have the right to exercise any portion of any Warrant, to the extent that such exercise, as applicable, would result in the aggregate number of Warrant Shares issuable or issued under the Warrants, to exceed 19.99% of the number of shares of the applicable class of capital stock of the Issuer outstanding as of the date of execution and delivery of this letter (the “Warrant Shares Cap”), which Warrant Shares Cap shall be adjusted for any split, subdivision, combination or reclassification of the applicable class of capital stock of the Issuer, and in such case, the number of Warrant Shares issuable upon exercise of such Warrant shall be reduced or increased to the number of shares equal to the Warrant Shares Cap (for purposes of this calculation, rounded down to the nearest whole share). Without limiting the foregoing, the Issuer shall submit, and cause its board of directors to recommend in favor of, the Stockholder Approval, shall solicit proxies in favor of the Stockholder Approval and shall use its reasonable best efforts to obtain the Stockholder Approval at the first meeting of stockholders that such approval appears to be needed, but in no case later than the first meeting of stockholders following the first date on which the Warrant Shares Cap limits, or would limit, the exercise of any Warrant pursuant to this Section 10(a). If the Stockholder Approval is not obtained at such meeting, the Issuer shall resubmit the proposal at each subsequent annual meeting and, if reasonably practicable, at any earlier special meeting at which the proposal can properly be presented, in each case until the Stockholder Approval is obtained. Upon receipt of the Stockholder Approval, the Warrant Shares Cap shall cease to apply to, or restrict, the issuance or exercise of any Warrant or the issuance of any Warrant Shares to the extent permitted by such Stockholder Approval.

(b)	Interim Cash Settlement. Notwithstanding the foregoing, until the Stockholder Approval has been obtained, if CoreWeave or any permitted transferee exercises any Warrant for Warrant Shares that cannot be physically issued solely because the Warrant Shares Cap would be exceeded (the “Blocked Shares”), at holder’s election, the exercise shall be effective for all Warrant Shares specified in the applicable notice of exercise (the “Requested Shares”), and the Issuer shall settle the Blocked Shares in cash in lieu of issuing those shares. The cash payment for the Blocked Shares shall equal the product of (i) the number of Blocked Shares and (ii) the excess, if any, of Fair Market Value per Warrant Share on the Exercise Date over the applicable Exercise Price per Warrant Share. If the applicable holder has already paid the Exercise Price for any Blocked Shares, the Issuer shall add back and refund that amount dollar-for-dollar in addition to the foregoing cash payment; if the Exercise Price for any Blocked Shares has not been paid, no Exercise Price shall be due with respect to those Blocked Shares. The Issuer shall pay the resulting cash settlement amount by wire transfer of immediately available funds to the account designated in the applicable notice of exercise or, if no wire instructions have been provided, by certified or official bank check delivered to the applicable holder at its address in the Issuer’s records, in each case no later than two (2) Business Days after the Exercise Date and without the need for a separate demand. The applicable Warrant shall be deemed exercised and reduced by the full number of Requested Shares, but the applicable holder shall not be deemed a stockholder and shall have no voting, dividend or other rights with respect to the Blocked Shares. Upon payment of the cash settlement amount, the Issuer’s obligation to issue the Blocked Shares with respect to the number of Requested Shares shall be fully satisfied. This interim cash settlement obligation shall automatically cease upon the Issuer’s receipt of the Stockholder Approval, but the cessation shall not impair or release any cash settlement obligation accrued with respect to an Exercise Date before the Stockholder Approval was obtained.

11.	Governing Law; Dispute Resolution. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any dispute arising out of or relating to this letter shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and the parties hereby irrevocably submit to the jurisdiction of such courts and waive any objection to venue therein and any right to trial by jury. The parties agree that irreparable damage would occur if any provision of this letter (including, without limitation, Section 2 and Section 3) were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

12.	Miscellaneous. This letter may be executed in counterparts, including by electronic transmission, each of which shall be deemed an original. This letter may be amended only by a writing signed by both parties. This letter, together with the Existing Warrant, the Anchor Lease and the Expansion Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.

13.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service or email (with receipt confirmed), addressed: (i) if to the Issuer, at Blockfusion Digital Infrastructure, Inc., 447 Broadway, 2nd Floor, #538, New York, NY 10013, Attention: General Counsel; (ii) if to CoreWeave, at the address set forth above; or (iii) to such other address as any party shall have designated by notice similarly given.

[Signature Page Follows]

Please indicate your agreement with the foregoing by countersigning below.

Very truly yours,

BLOCKFUSION USA, INC.

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer

BLOCKFUSION DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	President

ACKNOWLEDGED AND AGREED:

COREWEAVE, INC.

By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	Chief Executive Officer

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